UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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NightHawk Radiology Holdings, Inc.

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NIGHTHAWK RADIOLOGY HOLDINGS, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On April 22, 2008

To our Stockholders:

We cordially invite you to attend NightHawk’s 2008 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Tuesday, April 22, 2008 at 9:00 a.m., local time, at The Coeur d’Alene Resort, 115 South 2nd Street, Coeur d’Alene, Idaho, 83814.

The accompanying Notice of Annual Meeting of Stockholders and Proxy Statement describe the items to be considered and acted upon by the stockholders.

Stockholders who owned stock at the close of business on March 5, 2008 may attend and vote at the Annual Meeting. Whether or not you plan to attend this meeting, you may vote electronically using the Internet or by telephone, in each case as instructed on the enclosed Proxy Card, or by mailing the Proxy Card in the enclosed postage prepaid envelope. Any stockholder attending the Annual Meeting may vote in person, even though he or she has already returned a Proxy Card. Your vote is very important. We look forward to seeing you at the meeting.

Sincerely,

Paul E. Berger, M.D.
President, Chief Executive Officer and Chairman of the Board of Directors

Coeur d’Alene, Idaho

YOUR VOTE IS IMPORTANT!

Whether You Own One Share Or Many, Your Prompt Cooperation In Voting Your

Proxy Is Greatly Appreciated.

NIGHTHAWK RADIOLOGY HOLDINGS, INC.

PROXY STATEMENT

INFORMATION CONCERNING SOLICITATION AND VOTING

The Board of Directors (the “Board”) of NightHawk Radiology Holdings, Inc. is soliciting proxies for our 2008 Annual Meeting of Stockholders (the “Annual Meeting”). This proxy statement (the “Proxy Statement”) contains important information for you to consider when deciding how to vote on the matters brought before the Annual Meeting. Please read it carefully. All references in this Proxy Statement to “we,” “us,” “our,” “NightHawk” or the “Company” shall mean NightHawk Radiology Holdings, Inc.

A proxy card (the “Proxy Card”), the Notice of Annual Meeting of Stockholders (the “Notice”) and a copy of the 2007 Annual Report to Stockholders (the “Annual Report”) are enclosed. Our Annual Report can also be accessed free of charge electronically on our website at www.nighthawkrad.net or by writing to us at NightHawk Radiology Holdings, Inc., 250 Northwest Boulevard, #202, Coeur d’Alene, Idaho 83814, Attention: Investor Relations.

This Proxy Statement and the enclosed Notice, Annual Report and Proxy Card are being distributed on or about March 14, 2008.

Date:	Thursday, April 22, 2008

Time:	9:00 a.m., Pacific Daylight Time

Place:	The Coeur d’Alene Resort, 115 South 2nd Street, Coeur d’Alene, Idaho 83814

Purpose:

1.      Elect two (2) Class II directors to the Board of Directors, each to serve a term of three (3) years;

2.      Ratify the appointment of Deloitte & Touche LLP, as NightHawk’s independent registered public accounting firm for the current fiscal year ending December 31, 2008; and

3.      Transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

What is the record date for the Annual Meeting?	Our Board has set March 5, 2008 as the record date for the Annual Meeting.

How many shares of NightHawk’s common stock were outstanding on the record date?	On March 5, 2008 approximately 30,622,285 shares of our common stock were outstanding.

Who is entitled to vote and how many votes do I have?	All stockholders who owned shares of our common stock on March 5, 2008 are entitled to vote at the Annual Meeting. Every stockholder is entitled to one (1) vote for each share of common stock held.

How do I vote?	You may vote: • in person by attending the Annual Meeting, • by completing and returning your proxy by mail, • electronically using the Internet, or • by telephone.

To vote your proxy by mail, mark your vote on the enclosed Proxy Card, then follow the directions on the Proxy Card. To vote your proxy using the Internet, see the instructions on the Proxy Card and have the Proxy Card available when you access the Internet website referenced on the Proxy Card. The site will prompt you to enter your control number (found on the Proxy Card), then follow the instructions to record your vote. To vote your proxy using the telephone, see the instructions on the Proxy Card and have the Proxy Card available during the call. If you send in your card but do not mark any selections, your shares will be voted as recommended by our Board. Whether you plan to attend the Annual Meeting or not, we encourage you to vote by proxy as soon as possible.

Can I change my vote?

You can revoke your proxy before the time of voting at the Annual Meeting in several ways:

•     by mailing a revised proxy dated later than the prior proxy,

•     by voting again at the Internet website,

•     by voting again using the telephone,

•     by voting in person at the Annual Meeting, or

•     by notifying our corporate secretary in writing that you are revoking your proxy. Your revocation must be received before the Annual Meeting to be effective.

What constitutes a “quorum” for the Annual Meeting?	At least a majority of the shares of our common stock outstanding as of the record date must be present at the Annual Meeting in person or by proxy in order to hold the Annual Meeting and conduct business. This is called a quorum. Your shares are counted as present at the Annual Meeting if you are either (i) present and vote in person at the Annual Meeting or (ii) have properly submitted a proxy via mail, Internet or telephone. Abstentions, broker non-votes and votes withheld from director nominees are considered as shares present at the Annual Meeting for the purposes of determining a quorum. A broker non-vote occurs when a broker or other nominee who holds shares for the owner of the shares does not vote on a particular proposal because the nominee does not have discretionary voting authority for that proposal and has not received voting instructions from the owner of the shares.

What is the voting requirement to approve each of the proposals?	For Proposal I, the election of directors, the two (2) individuals receiving the highest number of “FOR” votes will be elected. To pass, Proposal II, the ratification of the appointment of the independent registered public accounting firm, requires the affirmative “FOR” vote of at least a majority of the shares of our common stock present or represented by proxy at the Annual Meeting and entitled to vote.

How are votes counted?	For Proposal I, you may vote “FOR” all of the nominees or you may elect to have your vote “WITHHELD FOR ALL” with respect to the nominees. Votes that are withheld will be excluded entirely and will have no effect in the election of directors. Similarly, if you hold your shares in a brokerage account in your broker’s name (this is called “street name”) and you do not vote or instruct the broker how to vote the shares, or your broker does not have discretionary authority to vote in the election of directors, your shares will have no effect in the election of directors.

For Proposal II you may vote “FOR,” “AGAINST” or “ABSTAIN.” If you abstain from voting on Proposal II, it has the same effect as a vote against the proposal. If you hold your shares in a “street name” and you do not vote or instruct the broker how to vote the shares, or your broker does not have discretionary authority to vote on Proposal II, your shares will not be counted in the tally of the number of shares cast on Proposal II and therefore may have the effect of reducing the number of shares needed to approve the proposal.

Finally, if you just sign and return your Proxy Card with no further instructions, your shares will be counted as a vote “FOR” each director nominee and “FOR” the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the current fiscal year ending December 31, 2008.

Who is soliciting my vote and who pays for the solicitation of proxies?	This Proxy Statement is furnished in connection with the solicitation of your vote by our Board. We pay the costs of soliciting proxies from stockholders. We may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding the voting materials to the beneficial owners. Directors, officers and regular employees may solicit proxies on our behalf personally, by telephone or by facsimile, without additional compensation.

How does the Board recommend voting on the proposals?	Our Board recommends that you vote your shares “FOR” each of the nominees to the Board and “FOR” the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the current fiscal year ending December 31, 2008.

When are the stockholder proposals for the 2009 Annual Meeting of Stockholders due?	We anticipate holding our 2009 Annual Meeting of Stockholders on or about April 21, 2009. Stockholder proposals for our 2009 Annual Meeting of Stockholders, whether intended for inclusion in the Proxy Statement for such meeting or for presentation directly at such meeting, must be received at our principal executive offices by the close of business on November 14, 2008. In addition, notice of any stockholder proposals must be given in accordance with our bylaws and all other applicable requirements, including the rules and regulations of the United States Securities and Exchange Commission (the “SEC”). If a stockholder fails to give notice of a stockholder proposal as required by our bylaws or other applicable requirements, then the proposal will not be included in the Proxy Statement for the 2009 Annual Meeting of Stockholders and the stockholder will not be permitted to present the proposal to the stockholders for a vote at the 2009 Annual Meeting of Stockholders.

How may I obtain a separate set of proxy materials or Annual Report for 2007?	If you share an address with another stockholder, each stockholder may not receive a separate copy of our Annual Report and proxy materials. Stockholders who do not receive a separate copy of our Annual report and proxy materials and want to receive a separate copy or stockholders who share an address and receive multiple copies of our Annual Report and proxy materials who wish to receive a single copy can contact us at our website, www.nighthawkrad.net, under the heading “Investor Relations — Shareholder Services — Contact Us”, calling 1-866-400-4295 or writing to: NightHawk Radiology Holdings, Inc., 250 Northwest Blvd., #202, Coeur d’Alene, Idaho 83814, Attention: Investor Relations.

Where are NightHawk’s principal executive offices?	Our principal executive offices are located at 250 Northwest Boulevard, #202, Coeur d’Alene, Idaho 83814. Our telephone number is (866) 400-4295.

PROPOSAL I

ELECTION OF DIRECTORS

General

As of the date of this proxy statement, our Board of Directors is composed of five (5) directors. Our Board is divided into three classes, with the term of office of one class expiring each year. We currently have five (5) directors with one director in Class I, two directors in Class II and two directors in Class III. The term of office of our Class I director, Charles R. Bland, will expire at the 2010 Annual Meeting. The term of office of our Class II directors, Jon D. Berger and Peter Y. Chung, will expire at the 2008 Annual Meeting of Stockholders. The term of office of our Class III directors, Paul E. Berger, M.D. and David J. Brophy, Ph.D. will expire at the 2009 Annual Meeting of Stockholders. At the 2008 Annual Meeting, stockholders will elect two Class II directors, each for a term of three years.

Nominees for Class II Directors

The following sets forth information concerning the nominees for election as directors at the 2008 Annual Meeting, including information as to each nominee’s age and business experience as of the record date.

Name of Nominee	Age	Principal Occupation During Past Five Years
Jon D. Berger	41	Jon D. Berger has served as a director since 2004 and is one of the founders of NightHawk Radiology Services, and serves as its Senior Vice President of Strategy & Business Development. From 2001 to 2004, Mr. Berger served as a Vice President of NightHawk Radiology Services, LLC. Prior to joining NightHawk, from 2000 to 2001, Mr. Berger served as Vice President for MD3 Corporation. Mr. Berger received a B.S. from the University of California, Irvine.

Peter Y. Chung (1)(2)	40	Peter Y. Chung has served as a director since 2004. Mr. Chung is a managing partner and member of various entities affiliated with Summit Partners, a private equity and venture capital firm, which he joined in August 1994. Mr. Chung also serves as a director of Sea Bright Insurance Holdings, Inc., a provider of multi-jurisdictional workers’ compensation insurance and a number of privately-held companies. Mr. Chung received an A.B. from Harvard University and an M.B.A from Stanford University.

(1)	Member of Compensation Committee
(2)	Chairman of Nominating and Governance Committee

Your Board Recommends That Stockholders

Vote FOR Both Nominees Listed Above.

BOARD OF DIRECTORS

The business of NightHawk is managed under the direction of a Board of Directors, which is divided into three classes, with each class as nearly equal in number of directors as possible. The Board of Directors has responsibility for establishing broad corporate policies and for the overall performance of NightHawk Radiology Holdings, Inc. It is not, however, involved in operating details on a day-to-day basis.

During most of 2007, our Board of Directors operated with seven members – four independents and three management directors. In February 2007, we announced the resignations of two of our directors. First, Tim Mayleben, our President & Chief Operating Officer, resigned from both his position at the company and from his seat on the Board of Directors. Then, in late February 2007, we announced the resignation of Ernest Ludy, who resigned for personal reasons. As a result of these two resignations, the Board of Directors reduced the size of the Board from seven to five directors, with the directors divided into three classes. We are currently searching for an additional director who meets the independence requirements under both the Nasdaq and the SEC rules.

Currently, Mr. Jon Berger and Mr. Chung are Class II directors and their terms expire at this 2008 Annual Meeting. Dr. Paul Berger and Dr. Brophy are our Class III directors and their terms expire at the annual stockholders meeting in 2009. Finally, Mr. Bland is our Class I director and his term expires at the annual stockholders meeting in 2010. Commencing with the Annual Meeting, each newly elected director shall serve for a term ending at the third annual stockholders meeting following the election of such director. Proxies may not be voted for a greater number of persons than the number of nominees named.

Continuing Directors — Not Standing for Election This Year

The following individual is a Class I director:

Name	Age	Position/Principal Occupation During Past Five Years
Charles R. Bland (1)(2)	59	Charles R. Bland has served as a director and as the Chairman of our Audit Committee since April 2007. From July 2005 to November 2007, Mr. Bland served as the Chief Financial Officer of Sirenza Microdevices, Inc. From May 2003 until July 2005, Mr. Bland served as the Chief Operating Officer of Sirenza Microdevices, Inc. Prior to joining Sirenza, Mr. Bland served as the President and Chief Executive Officer of Vari-L Company, Inc. from May 2001 until May 2003. From June 2000 until he joined Vari-L, he served as the President of Growzone, Inc., a software company focused on the horticultural industry, and from June 1999 until June 2000, he was the President of AmericasDoctors.com, an Internet health care content site. From 1998 to 1999, Mr. Bland was the Chief Operating Officer at Quark Incorporated, provider of shrink wrap and client server software for the publishing industry. For the previous 24 years, Mr. Bland worked in positions of increasing responsibility with Owens Corning Fiberglass, a high performance glass composites and building materials company, with his final assignment being President, Africa/Latin American Operations. Mr. Bland received his B.S., Accounting and Finance, degree from Ohio State University and his M.B.A. from the Sloan School, Massachusetts Institute of Technology. The Board has determined that Mr. Bland is an audit committee financial expert.

(1)	Chairman of the Audit Committee
(2)	Member of the Compensation Committee

The following individuals are Class III directors:

Name	Age	Position/Principal Occupation During Past Five Years
Paul E. Berger, M.D. .	65	Paul E. Berger, M.D. is one of our founders and has served as a director and as our Chief Executive Officer since 2004. From 2001 to 2004, Dr. Berger served as President of NightHawk Radiology Services, LLC, our predecessor. Prior to joining us, Dr. Berger served as President of MD3 Corporation, a provider of radiological picture archiving and communications services, from 2000 to 2001. From 1996 to 2003, he served as President of Berger & Associates, a medical expert witness consulting firm, and as a physician with Radiology Associates of Northern Idaho. From 1989 through 1995, he served as President and Chief Executive Officer of MEMRAD Medical Group, Inc., then the largest radiology group in the state of California. Dr. Berger received a B.S. from Tufts University and an M.D. from the State University of New York-Downstate. He received his radiology training at the University of Michigan and completed a fellowship in pediatric neuroradiology at the Hospital for Sick Children, Toronto, Canada. Dr. Berger is certified by the American Board of Radiology and is a member of the American College of Radiology. Dr. Berger is the father of Jon D. Berger, one of our directors and executive officers.

David J. Brophy, Ph.D. (1)(2)(3)	71	David J. Brophy, Ph.D. has served as a director since 2004. Dr. Brophy is the Director of the Office for the Study of Private Equity and an Associate Professor of Finance at the University of Michigan, Ross School of Business, where he has been employed since 1966. Dr. Brophy also serves as a director of Munder Funds, an investment management firm. Dr. Brophy received a B.A. and a B.Comm. from St. Francis Xavier University, an M.B.A. from the University of Detroit and a Ph.D. from the Ohio State University.

(1)	Member of Audit Committee
(2)	Chairman of Compensation Committee
(3)	Member of Nominating and Governance Committee

Dr. Paul Berger and Mr. Jon Berger are related as father and son. Except for this relationship, there are no family relationships among any of our directors or executive officers.

Corporate Governance Guidelines

We have had formal corporate governance guidelines in place since May 2005. We have reviewed internally and with the Board the provisions of the Sarbanes-Oxley Act of 2002, the rules of the SEC and the Nasdaq Global Market’s corporate governance listing standards regarding corporate governance policies and processes, and we believe that we are in compliance with the rules and listing standards. You can access our committee charters for our Audit Committee, Compensation Committee and Nominating and Governance Committee free of charge on our website at www.nighthawkrad.net or by writing to us at NightHawk Radiology Holdings, Inc., 250 Northwest Blvd., #202, Coeur d’Alene, Idaho 83814, Attention: Investor Relations. We encourage, but do not require, our Board members to attend the annual meeting of stockholders. All of our directors serving on the Board as of our 2007 annual meeting of stockholders attended that meeting. We have adopted the following standards for director independence in compliance with the Nasdaq Global Market corporate governance listing standards:

•

No director qualifies as “independent” if such person has a relationship which, in the opinion of the Board, would interfere with exercise of independent judgment in carrying out the responsibilities of a director,

•

A director who is an officer or employee of us or our subsidiaries, or one whose immediate family member is an executive officer of us or our subsidiaries is not “independent” until three years after the end of such employment relationship,

•

A director who accepts, or whose immediate family member accepts, more than $100,000 in compensation from us or any of our subsidiaries during any period of twelve consecutive months within the three years preceding the determination of independence, other than certain permitted payments such as compensation for Board or Board committee service, payments arising solely from investments in our securities, compensation paid to a family member who is a non-executive employee of us or a subsidiary of ours, or benefits under a tax-qualified retirement plan, is not “independent” until three years after he or she ceases to accept more than $100,000 during any period of twelve consecutive months within the three years preceding the determination of independence,

•

A director who is, or who has a family member who is, a partner in, or a controlling stockholder or an executive officer of, any organization to which we made, or from which we received, payments for property or services that exceed 5% of the recipient’s consolidated gross revenues for that year, or $200,000, whichever is more, is not “independent” until three years after falling below such threshold,

•

A director who is employed, or one whose immediate family member is employed, as an executive officer of another company where any of our or any of our subsidiaries’ present executives serve on that company’s compensation committee is not “independent” until three years after the end of such service or employment relationship, and

•

A director who is, or who has a family member who is, a current partner of our independent registered public accounting firm, Deloitte & Touche LLP, or was a partner or employee of Deloitte & Touche LLP who worked on our audit is not “independent” until three years after the end of such affiliation or employment relationship.

The Board has determined that Dr. Brophy and Messrs. Chung, and Bland, representing a majority of our board, are “independent directors” as defined under the rules of the Nasdaq.

Board Meetings and Committees

Our Board held a total of ten (10) meetings and acted by written consent three (3) times during the calendar year ended December 31, 2007. Each director attended 75% or more of the aggregate number of meetings of the Board of Directors and meetings of committees on which he served during fiscal 2007. During such period, the Board had a standing Audit Committee, Compensation Committee and Nominating and Governance Committee. The Company’s Audit Committee Charter, Compensation Committee Charter and Nominating and Governance Committee Charter, each as adopted by the Board of Directors, are posted on our website at http://www.nighthawkrad.net under the caption “Investor Relations.”

Audit Committee

During 2007, Mr. Bland, Dr. Brophy and Mr. Ernest Ludy, each of whom was a non-employee, independent member of our Board, comprised our Audit Committee. Mr. Bland is the chairman of our Audit Committee. Our Board has determined that each of Mr. Bland, Mr. Ludy and Dr. Brophy meets the requirements for independence and financial literacy under the rules and regulations of the Nasdaq and SEC rules and regulations. Our Board has also determined that Mr. Bland qualifies as an “audit committee financial expert” as defined in the SEC rules and satisfies the financial sophistication requirements of the Nasdaq. In February 2008, Mr. Ludy resigned from our Board and from the Audit Committee leaving only two non-employee, independent members of our Audit Committee. We intend to regain compliance with Nasdaq’s requirement that our Audit Committee be comprised of three independent directors.

The Audit Committee is responsible for, among other things:

•	selecting and hiring our independent auditors and approving the audit and non-audit services to be performed by our independent auditors,

•	evaluating the qualifications, performance and independence of our independent auditors,

•	monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters,

•	reviewing the adequacy and effectiveness of our internal control policies and procedures,

•	acting as our qualified legal compliance committee, and

•	preparing the audit committee report that the SEC requires in our annual proxy statement.

A more detailed description of the Audit Committee’s functions can be found in our Audit Committee Charter. The Audit Committee met seven (7) times during the fiscal year ended December 31, 2007.

Compensation Committee

Dr. Brophy, Mr. Chung, and Mr. Bland each of whom is a non-employee member of our Board, comprise our Compensation Committee. Dr. Brophy is the chairman of our Compensation Committee. Our Board has determined that each member of our Compensation Committee meets the requirements for independence under the rules of the Nasdaq. The Compensation Committee is responsible for, among other things:

•

reviewing and approving our chief executive officer and other executive officers’ annual base salaries, annual incentive bonuses, including the specific goals and amount, equity compensation, employment agreements, severance arrangements and change in control agreements/provisions, and any other benefits, compensation or arrangements,

•	evaluating and recommending to the Board incentive compensation plans, and

•	making recommendations to the Board with respect to outside director compensation.

A more detailed description of the Compensation Committee’s functions can be found in our Compensation Committee Charter. The Compensation Committee met six (6) times during the fiscal year ended December 31, 2007. The Compensation Committee generally seeks input from the other outside directors who are not members of the committee. Although all deliberations and decisions regarding executive compensation are made without the presence of the executive management team, the Compensation Committee encourages a thoughtful and thorough conversation with our Board regarding the amount and composition of executive compensation and welcomes input from each member of the executive management team.

Nominating and Governance Committee

Mr. Chung and Dr. Brophy, each of whom is a non-employee member of our Board, comprise our Nominating and Governance Committee. Mr. Chung is the chairman of our Nominating and Governance Committee. Our Board has determined that each member of our Nominating and Governance Committee meets current SEC and Nasdaq requirements for independence. The Nominating and Governance Committee is responsible for, among other things:

•	assisting our board of directors in identifying prospective director nominees and recommending to the board director nominees for each annual meeting of stockholders,

•	developing and recommending to our board of directors governance principles applicable to us,

•	overseeing the evaluation of our board of directors, and

•	recommending to our board of directors members for each board committee.

A more detailed description of the Nominating and Governance Committee’s functions can be found in our Nominating and Governance Committee Charter. The Compensation Committee met three (3) times during the fiscal year ended December 31, 2007.

Consideration of Director Nominees

Stockholder Recommendations and Nominees

The policy of our Nominating and Governance Committee is to consider properly submitted recommendations for candidates to the Board from stockholders. In evaluating such recommendations, the Nominating and Governance Committee seeks to achieve a balance of experience, knowledge, integrity, and capability on the Board and to address the membership criteria set forth under “Director Qualifications” below. Any stockholder recommendations for consideration by the Nominating and Governance Committee should include the candidate’s name, biographical information, information regarding any relationships between the candidate and NightHawk within the last three years, a statement of recommendation of the candidate from the stockholder, a description of the shares of NightHawk beneficially owned by the stockholder, a description of all arrangements between the candidate and the recommending stockholder and any other person pursuant to which the candidate is being recommended, a written indication of the candidate’s willingness to serve on the board and a written indication to provide such other information as the Nominating and Governance Committee may reasonably request. Stockholder recommendations to the board of directors should be sent to Paul E. Cartee, Corporate Secretary, NightHawk Radiology Holdings, Inc., 250 Northwest Blvd., #202, Coeur d’Alene, Idaho 83814.

In addition, our bylaws permit stockholders to nominate directors for consideration at an annual meeting. For a description of the process for nominating directors in accordance with our bylaws, see “Information Concerning Solicitation and Voting—When are the stockholder proposals for the 2009 Annual Meeting of Stockholders due?”

Director Qualifications

Our Nominating and Governance Committee will evaluate and recommend candidates for membership on the Board consistent with criteria established by the committee. The Nominating and Governance Committee has not formally established any specific, minimum qualifications that must be met by each candidate for the Board or specific qualities or skills that are necessary for one or more of the members of the Board to possess. However, the Nominating and Governance Committee when considering a potential non-incumbent candidate, will factor into its determination a candidate’s professional experience, educational background, including whether the person is a current or former CEO or CFO of a public company or the head of a division of a large international organization, knowledge of our business, integrity, professional reputation, independence, wisdom, and ability to represent the best interests of our stockholders.

Identification and Evaluation of Nominees for Directors

Our Nominating and Governance Committee uses a variety of methods for identifying and evaluating nominees for director and regularly assesses the appropriate size and composition of the Board, the needs of the Board and the respective committees of the Board and the qualifications of candidates in light of these needs. Candidates may come to the attention of the Nominating and Governance Committee through stockholders, management, current members of the Board or search firms. The evaluation of these candidates may be based solely upon information provided to the committee or may also include discussions with persons familiar with the candidate, an interview of the candidate or other actions the committee deems appropriate, including the use of third parties to review candidates.

Stockholders’ Communications Process

Any of our stockholders who wish to communicate with the Board, a committee of the Board, the non-management directors as a group or any individual member of the Board, may send correspondence to Paul E. Cartee, Corporate Secretary, NightHawk Radiology Holdings, Inc., 250 Northwest Blvd., #202, Coeur d’Alene, Idaho 83814. The Corporate Secretary will compile and submit on a periodic basis all stockholder correspondence to the entire Board or, if designated in the communication, to a committee of the Board, the non-management directors as a group or an individual Board member. The independent directors of the Board review and approve the stockholders’ communications process periodically to ensure effective communication with stockholders.

Compensation Committee Interlocks and Insider Participation

None of the members of our Compensation Committee is an officer or employee of our company. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board or Compensation Committee.

Director Compensation

In February 2007, the disinterested members of our Board adopted a compensation program for our outside directors. Pursuant to this program, each non-employee director will receive the following equity and cash compensation for board services, as applicable:

Equity Compensation:

•

Initial Equity Grant. Upon joining the Board, each outside director will receive an initial option grant to purchase shares of the Company’s common stock with an option value equal to approximately $200,000 (in each case, determined using a Black-Scholes model which is described more fully in Footnote 8 to our financial statements contained in our 2007 Annual Report on Form 10-K), with the number of shares and the exercise price to be determined in accordance with the Company’s option grant policies. This initial option grant will vest over three years, subject to the outside director continuing his or her service on such dates.

•

Annual Equity Grant. At each annual meeting after the first full year of service on the Board, each outside director will receive an additional option grant anticipated to be valued at approximately $125,000 (in each case, determined using a Black-Scholes model which is described more fully in Footnote 8 to our financial statements contained in our 2007 Annual Report on Form 10-K), with the number of shares and the exercise price to be determined in accordance with the Company’s option grant policies. This annual option grant will vest over three years, subject to the outside director continuing his or her service on such dates.

Cash Compensation:

•	Quarterly Cash Compensation. Each outside director will receive $4,000 per quarter for service as a director.

•

Meeting Attendance. Each outside director will receive $1,000 for each board meeting attended in person ($500 for meetings attended by telephone) and $1,000 for each committee meeting attended in person ($500 for meetings attended by telephone).

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Compensation for Committee Chairs. In addition to the amounts described above, the chairman of the Audit Committee will receive $5,000 per quarter; the chairman of the Compensation Committee will receive $1,000 per quarter; and the chairman of the Nominating and Governance Committee will receive $1,000 per quarter.

Prior to the adoption in February 2007 of the outside director compensation plan, our non-employee directors received equity awards under either our 2004 Stock Plan or our 2006 Equity Incentive Plan. In October 2004, we granted options to purchase 36,000 shares of common stock at an exercise price of $1.56 per share to each of Mr. Chung and Dr. Brophy. In March 2005, we granted options to purchase 36,000 shares of common stock at an exercise price of $3.63 per share to each of William Bradley, M.D., Ph.D. (a former member of our Board) and Mr. Timothy Mayleben (a former member of our Board). Each of these options had the following

3-year vesting schedule: 1/3 of the shares subject to the option vest on the first anniversary of the vesting commencement date, and 1/36 of the shares subject to the option vest each month thereafter. In July 2006, we granted Mr. Ludy 10,061 restricted stock units, with each restricted stock unit representing the right to receive one share of our common stock. The shares subject to the restricted stock units granted to Mr. Ludy fully vested in June 2007, the one year anniversary of Mr. Ludy’s initial date of service on the Board. In the event of certain change of control transactions, including our merger with or into another corporation or the sale of substantially all of our assets, the vesting of all shares subject to each of the outstanding equity grants will accelerate fully.

Code of Ethics

On November 28, 2005, the Company adopted a Code of Business Conduct and Ethics for all directors, officers and employees. A copy of the code of ethics is available on our website at http://www.nighthawkrad.net under the caption “Investor Relations.”

We intend to post on our website any amendment to, or waiver from, a provision of our codes of ethics within four business days following the date of such amendment or waiver.

EXECUTIVE OFFICERS AND KEY EMPLOYEES

The following table sets forth certain information regarding our executive officers and key employees:

Name	Age	Position/Principal Occupation During Past Five Years
Executive Officers:
Paul E. Berger, M.D.	65	Paul E. Berger, M.D. is one of our founders and has served as a director and as our President and Chief Executive Officer since 2001. From 1989 through 1995, he served as President and Chief Executive Officer of MEMRAD Medical Group, Inc., the largest radiology group in the state of California at the time. Dr. Berger received a B.S. from Tufts University and an M.D. from the State University of New York-Downstate. He received his radiology training at the University of Michigan and completed a fellowship in pediatric neuroradiology at the Hospital for Sick Children, Toronto, Canada. Dr. Berger is certified by the American Board of Radiology and is a member of the American College of Radiology. Dr. Berger is the father of Jon D. Berger, one of our directors and executive officers.

Timothy E. Murnane	58

Timothy E. Murnane will be joining the Company as its Executive Vice President and Chief Operating Officer in March 2008. Prior to joining us, since 1995, Mr. Murnane has served as owner and operator of Bantry Holdings, Inc., a company formed by Mr. Murnane to invest in and advise private growth companies on a broad range of operational matters. From 1992 through 1995, Mr. Murnane served as the President and Chief Operating Officer of The Medstat Group, a public health information company, where he was responsible for all aspects of Medstat’s operations. Prior to 1992, Mr. Murnane served in several different managerial roles, including President and Managing Officer, of Bank One Financial Card Services. Mr. Murnane received a B.A. from Williams College, an M.A.T. from Harvard University and an M.B.A. from the Amos Tuck School of Business at Dartmouth College.

Jon D. Berger	41	Jon D. Berger is one of our founders and has served as a director and as our Vice President of Strategy & Business Development since 2001. Prior to joining us, he served as Vice President for MD3 Corporation, a provided of a radiological picture archiving and communications services, from 2000 to 2001. Mr. Berger received a B.S. from the University of California, Irvine. Mr. Berger is the son of Dr. Paul Berger.

Timothy M. Mayleben	47	Timothy M. Mayleben served as the Company’s Executive Vice President and Chief Operating Officer from January 2007 through July 2007 and as our President and Chief Operating Officer from July 2007 through February 2008. Mr. Mayleben also served as a director from March 2005 to February 2008. Mr. Mayleben resigned from the company at the end of February 2008. Prior to joining us, Mr. Mayleben served as a consultant with ElMa Advisors LLC, an entity formed by Mr. Mayleben, where he has been advising life science and health care companies. Mr. Mayleben also served as Chief Financial Officer of Esperion Therapeutics, a biopharmaceutical company, from 1998 to 2004

Name	Age	Position/Principal Occupation During Past Five Years
Executive Officers (Continued):
		and as Chief Operating Officer of Esperion from 2002 to 2004. Prior to joining Esperion, he was an executive with Transom Technologies, Inc., a simulation software company. From 1990 to 1997, Mr. Mayleben held various financial and operating management positions with Applied Intelligent Systems, Inc., a machine vision company. Mr. Mayleben started his professional career with an international public accounting firm in 1984. Mr. Mayleben received a B.B.A. from the University of Michigan and an M.B.A. with distinction from Northwestern University.

Glenn R. Cole	48	Glenn R. Cole has served as our Chief Financial Officer since May 2007. Prior to joining us, Mr. Cole served as an executive of the healthcare segment of The Thomson Corporation since 1996, most recently as the Chief Financial Officer of Thomson Medstat, where he played a key role in leading a number of important acquisitions, including Thomson Medstat’s recent acquisition of Solucient, LLC. Prior to joining The Thomson Corporation, Mr. Cole worked for an international public accounting firm where he provided a variety of services to both public and private clients across a wide array of industries. Mr. Cole is a graduate of the University of Michigan, School of Business Administration and is a Certified Public Accountant.
Key Employees:
John Cardosa	36	John Cardosa has served as our Vice President of Strategy & Corporate Development since 2006. Prior to joining us, Mr. Cardosa served as a business strategy consultant with Gartner, in McLean, Virginia from 2004 to 2006 and as a senior manager with GXS, in Gaithersburg, Maryland from 2003 to 2004. Mr. Cardosa’s experience in financial services and investing includes working as an analyst at Chesapeake Partners, a hedge fund in Baltimore, Maryland, from 2002 to 2003 and as an investment banker in Goldman Sachs’ Merger and Strategic Advisory Group in New York, New York from 2000 to 2001. Mr. Cardosa received a B.S.E. from Duke University and an M.B.A. from The University of Chicago.

Paul E. Cartee	35	Paul E. Cartee has served as our Vice President and General Counsel since 2005. Prior to joining us, Mr. Cartee practiced corporate and securities law at Wilson Sonsini Goodrich & Rosati, Professional Corporation, in Seattle, Washington from 2001 to 2005. Mr. Cartee received a B.S. from Murray State University and J.D. from Duke University.

Andrea M. Clegg	41	Andrea M. Clegg has served as our Vice President of Finance and Corporate Treasurer since 2004. From 2003 to 2004, Ms. Clegg served as our Director of Credentialing and Licensing. Prior to joining us, Ms. Clegg served as the Vice President of Finance & Controller of Twentieth Century Fox Film Corporation’s Home Entertainment Division from 1999 to 2003. Ms. Clegg received a B.A. in Economics and a B.A. in Geography from the University of California in Santa Barbara and an M.B.A. from Loyola Marymount University.

Name	Age	Position/Principal Occupation During Past Five Years
Key Employees (Continued):
Michael J. Karaman	50	Michael J. Karaman has served as our Chief Information Officer since July 2007. Before joining us, Mr. Karaman served as Senior Vice President of Technology for Thomson Healthcare, a division of The Thomson Corporation. In the position, he was responsible for the design, development, support, maintenance, and technical implementation of information products and services for healthcare organizations. Mr. Karaman holds an M.B.A in Marketing from the University of Michigan and a B.A. in Computer Science and Geography from Colgate University.

Mark Kleinschmidt	50

Mark Kleinschmidt has served as our Vice President of Business Services since July 2007 and as our Vice President of Sales since February 2008. Prior to joining us, from 1998 to 2007, Mr. Kleinschmidt served as the chief executive officer of St. Paul Radiology, P.A., one of the largest radiology groups in the country. Prior to his role at St. Paul Radiology, Mr. Kleinschmidt spent many years as a consultant to radiologists and radiology groups. Mark has a B.S. from the University of Minnesota and a J.D. from the William Mitchell College of Law.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview of 2007

2007 was a year of significant change for our company. We expanded our service offerings from one primary service offering to more than five and we completed three acquisitions. In addition, for the first time in our corporate history, we added senior executive team members that were not part of our original group of founders.

As a result, 2007 was also a year where our company made significant changes to our compensation models to address our expanding and evolving business. Prior to 2007, our executive compensation models were applicable only to our founder executives and were the result of compensation arrangements that were established in connection with a private equity investment that closed in March 2004, prior to our initial public offering. However, in response to both the evolution of our management team and the refinement of the metrics by which we evaluate the financial performance of our business, the Compensation Committee adopted the following changes to our executive compensation models:

•

For the first time in the company’s history, the Compensation Committee adopted, as part of its overall compensation strategies, the granting of long-term equity incentive awards to our executive officers; the company and the Compensation Committee have provided such awards to our independent contractors and other employees in the past;

•

To better align compensation arrangements with investor measurements of financial results, the Compensation Committee amended our Performance-Based Incentive Program to focus on financial measurements of revenue and adjusted earnings per share rather than historical measurements of revenue and EBITDA; and

•

Finally, in early 2008, the Compensation Committee amended our annual Performance-Based Incentive Program to allow for our executives to elect to receive payments under our Performance-Based Incentive Program in the form of equity grants in lieu of cash. This decision was based upon the philosophy of aligning the interests of executive management with those of our stockholders and placing some of the executives’ annual compensation at risk.

We will address these and other compensation issues we addressed in 2007 in more detail in the following sections.

Overview of Compensation Philosophy

Our Compensation Committee is responsible for reviewing and approving all elements of executive compensation. The Compensation Committee is also responsible for overseeing our general compensation philosophy and policies, specific compensation plans for our executive officers, as well as making recommendations regarding director compensation.

Our philosophy of executive officer compensation includes the following principles:

•	Executive compensation should be designed to attract, retain and develop talented and experienced executives for the company,

•	Executive compensation should be related to the company’s performance and it should be directly linked to near-term and long-term operating results, and

•	Executive compensation, in all its forms (base salaries, cash and equity-based long-term incentives), should align the interests of executive management with the interests of our stockholders.

Compensation Objectives

In accordance with this philosophy, our executive compensation program is designed to (i) provide competitive levels of total compensation to attract and retain qualified key executives critical to our growth and long-term success, (ii) combine base salary, short-term cash and/or equity-based awards and long-term equity-based awards to align the interests of our executives with the interests of our stockholders and (iii) recognize individual roles, responsibilities and performance in relation to the success of the overall business. Achievement of short-term objectives is rewarded primarily through base salary and annual performance-based incentive programs. In addition, our equity awards encourage executives to focus on our longer-term goals.

Determining Executive Compensation

Each year, the Compensation Committee evaluates our executive compensation policies and amounts and determines the overall effectiveness of those policies in achieving the goals stated above. The Committee begins this evaluation process by examining the current compensation levels of our executive team in light of overall company and individual performance in achieving our stated objectives. As described above in the 2007 summary, the basic structure of our executive compensation policies (which include a base salary, an annual performance-based incentive program and, more recently, our long-term equity incentive plan) were developed prior to our becoming a public reporting company. The annual base salaries for our Chief Executive Officer, our Senior Vice President of Strategy and Business Development and our then-Chief Financial Officer (each a founder of our company) were established at $600,000 for our CEO and $350,000 for our other two founders. In addition, as we have described, an annual incentive plan was put into place under which each was eligible to receive a cash bonus up to 100% of his annual salary if the company achieved and exceeded certain revenue and EBITDA targets.

As our company has evolved and as we have expanded our executive management team to include non-founder executives, our Compensation Committee has sought to determine appropriate compensation levels for these new executives in a manner consistent with the company’s compensation philosophy.

To determine the competitiveness and appropriateness of our executive compensation, the Compensation Committee considers not only the compensation policies previously adopted by the company but also data from publicly-available information filed with respect to comparable companies. For example, peer group executive compensation data from publicly-filed documents is assembled, which provides a comparison of our senior management compensation levels with those of comparable health care services companies. The peer group of comparable companies was selected principally by sector, market capitalization and revenue and includes Symbion, Inc., HealthTronics, Inc., Radiation Therapy Services Inc., Healthways, Inc., Matria Healthcare, Inc., and United Surgical Partners, Inc. Although each of these companies is distinguishable from us in many ways, this group was selected because each company is in the business of providing a healthcare or healthcare-related service. In reviewing peer group data, consideration is given to overall size and complexity of the company as well as each company’s revenue, profitability and market capitalization. In future periods, as other companies more similar to ours, such as Virtual Radiologic Corporation, become reporting companies, we, along with our Compensation Committee, will continue to review our comparable peer group to ensure we are using the best available data to conduct our analyses. In addition, in 2006, the Compensation Committee has also separately retained the compensation consulting firm of Pearl Meyer & Partners to develop independently a comparable peer group of companies and conduct a comparative analysis of operating performances and executive compensation levels. With this information, the Compensation Committee was able to review our executive compensation levels within the context of the compensation levels of the identified peer group and each company’s relative financial and operating performance and, with that information, assess our current executive compensation competitively. In 2007, the Compensation Committee did not engage any outside compensation consultants to assist in the determination of our compensation policies.

The Compensation Committee does not target a specific percentile in the range of comparative data for each individual executive or for each component of compensation. Instead, the Compensation Committee structures a total compensation package in view of the comparative data and such other factors specific to the executive, including level of responsibility, prior experience and expectations of future performance. As described above, the Compensation Committee uses peer group data and other market data to test for reasonableness and competitiveness of its compensation package as a whole, but exercises subjective judgment in allocating compensation among executives and within each individual’s total compensation package.

Elements of Executive Compensation

The key elements of our executive compensation are as follows:

Element	Character	How Objectives Are Met

Base Salary	Short Term	Helps ensure that compensation is commensurate with the role, scope and complexity of each executive’s position relative to other executives and employees.

Annual Performance-Based Incentive Program	Short- to Mid- Term	Varies based on the company’s attainment of annual performance measures that are aligned with the business strategy and shareholders’ interests.

Equity Incentive Awards	Long-Term	Varies based on long-term stock price performance and promotes stockholders’ interests.

Base Salary

We have adopted a guideline that our executives should be paid competitive base salaries. As noted above, we use publicly-available information regarding executive compensation levels for peer group companies to test for reasonableness and competitiveness of our base salaries. We determine base salary based on job responsibility, the executive’s experience and tenure, assessments of expected future contributions of the individual executive, as well as market conditions, including pay levels and programs provided by other comparable companies. In making our determinations of base salary, the Compensation Committee does not utilize any particular index or formula to arrive at the recommended base salary, but instead exercises subjective judgment in view of our overall compensation objectives. For example, in establishing the annual base salary for our chief executive officer, the Compensation Committee considered a number of factors including: (i) the depth of his experience in the radiology industry, (ii) his roles and responsibilities within the company, including not only his executive responsibilities, but also his role in recruiting and retaining our affiliated radiologists, and (iii) an analysis of the compensation levels of other executive officers in the healthcare services industry. Similarly, for our other executive officers, significant consideration was given to the contribution the executive would be expected to make to the company’s overall strategic and operational objectives as well as the executive’s prior experience.

Individual base salaries are reviewed annually to account for changes in responsibilities of the executive or shifts in the industry and represent the only fixed portion of the executive compensation package on an annual basis.

Annual Performance-Based Incentive Program

We reward achievement of our financial and strategic objectives by executive officers through our annual Performance-Based Incentive Program. Our Performance-Based Incentive Program is tied to achievement of certain financial objectives that are established by our Compensation Committee and are communicated at the beginning of the year to the participants. The participants in our performance-based incentive program include the members of our executive management, our vice presidents and the members of our sales team. However, the Compensation Committee is only charged with managing the program for the executive management team. The performance-based incentive program for the other participants is managed by our chief executive officer and the other members of our executive management team.

2007 Performance-Based Incentive Program. As stated above, 2007 was a transition year for us and, in early 2007, the Compensation Committee established a new performance-based incentive program for executive management that was based upon revenue and adjusted earnings per share targets instead of revenue and EBITDA targets as it had been in previous years. The rationale behind the changes to our performance-based incentive program was to tie a significant portion of our executive’s compensation amounts to both revenue growth as well as profitability growth as measured by our adjusted earnings per share, which excludes certain non-cash items that we feel may not be indicative of our core financial results. In addition, the incentive program was structured in a way the provided incentives to our executives to not only achieve our revenue and adjusted earnings per share targets, but to exceed them. This objective was achieved by structuring the formulas so that the maximum bonus amount was not paid if the targets were simply achieved but, rather, only if the targets for each of revenue and profitability were exceeded by 15%. The Compensation Committee concluded that this type of incentive program best tied management incentives to the interests of our stockholders.

Specifically, the new performance-based incentive program was structured as follows:

•

The performance-based incentive amounts were dependent upon the company achieving objective target levels of revenue and adjusted earnings per share, with each component weighted equally in determining overall bonus levels.

•	If we achieved less than 90% of the target for revenue or for adjusted earnings per share, then no performance-based incentive compensation would have been paid.

•

For every 1% we exceeded a threshold of 90% of the revenue target (up to 100% of the revenue target), each executive’s incentive compensation was increased by 2.50% such that, if we reached 100% of the revenue target, this component of the performance-based incentive compensation would equal 25% of the executive’s maximum incentive compensation potential.

•

For every 1% we exceeded a threshold of 90% of the adjusted earnings per share target (up to 100% of the adjusted earnings per share target), each executive’s incentive compensation was increased by 2.50% such that, if we reached 100% of the adjusted earnings per share target, this component of the performance-based incentive compensation would equal 25% of the executive’s maximum incentive compensation potential.

•

For every 1% we exceeded 100% of the revenue target (up to 115% of the revenue target), each executive’s incentive compensation was increased by 1.67% such that, if we reached 115% of the revenue target, this component of the performance-based incentive compensation would equal 50% of the executive’s maximum incentive compensation potential.

•

For every 1% we exceeded 100% of the adjusted earnings per share target (up to 115% of the adjusted earnings per share target), the executive’s incentive compensation was increased accordingly by 1.67% such that if we reached 115% of the adjusted earnings per share target, this component of the performance-based incentive compensation would equal 50% of the executive’s maximum incentive compensation potential.

In summary, taking all of these components together, in 2007, if we had simply reached our revenue and adjusted earnings per share targets but had not exceeded such targets, each executive officer would have received 50% of such individual’s maximum incentive compensation potential. Likewise, if we had exceeded each of the revenue and adjusted earnings per share targets by 15%, each executive officer would have been eligible to receive 100% of such individual’s maximum incentive compensation potential.

In February 2008, based upon our financial results for the year, the Compensation Committee determined that we exceeded our 2007 revenue target of $127 million by 19% and our 2007 adjusted earnings per share target of $0.84 by 8.3%. As a result, each executive officer received 100% of the revenue-based incentive compensation amounts and 78% of the adjusted earnings per share-based incentive compensation amounts, resulting in a 2007 incentive compensation amount equal to 89% of the maximum incentive compensation potential for each executive officer. For further detail, see the Summary Compensation Table below.

Finally, as highlighted above, also in February 2008, the Compensation Committee determined that it was in the best interests of the company and its stockholders to further align management compensation programs with the interests of the stockholders by amending what was originally established as a cash-based performance incentive program to allow, at the election of the executive, for the 2007 amounts and any future amounts to be paid under the program to be paid in the form of equity grants in lieu of cash. In connection with this decision, the Compensation Committee further determined that the 2007 incentive compensation amounts would be satisfied by the granting of restricted stock units to the executive management members instead of being paid in cash. These RSUs will vest over one year beginning in February 2007.

Long-Term Equity Incentive Awards

As part of our overall compensation strategy, we employ an equity incentive program to provide long-term incentive awards to our employees and our affiliated radiologists. Equity compensation has traditionally been granted broadly and deeply within the Company. All of our equity grants, whether to senior executives, affiliated radiologists or our employees, are granted on the principle that grants of equity awards should be designed to align the interests of our employees with those of our stockholders, while also considering the dilutive impact of this compensation.

We employ two forms of long-term equity incentives awards to motivate our employees and service providers:

•

Non-statutory Stock Options. Our Board adopted our first stock option plan, the 2004 Stock Plan, in October 2004 and our 2006 Equity Incentive Plan in February 2006 in connection with our initial public offering. Under these plans, we have awarded options to purchase our stock to most of our full-time employees and independent contractor radiologists. In determining the number of shares subject to an option, our executive management and the Board evaluate numerous factors, including but not limited to, job level, responsibilities, and the targeted overall compensation level.

•

Restricted Stock Unit Awards. Beginning in June 2006, we began awarding restricted stock units instead of options to our independent contractor radiologists and to certain of our employees. With restricted stock units, we are able to provide the same equity incentive, while minimizing the dilutive impact of equity-based compensation on our other stockholders.

Our stock option and restricted stock unit awards typically vest over a period of three years.

Executive Officer Participation in Long-Term Incentive Programs

As stated above, prior to 2007, none of our executive officers had received an equity award under either of our equity-based incentive plans. The Compensation Committee considered that, prior to 2007, each of our executive officers was also one of our founders, each with a considerable ownership of the company’s common stock. As a result, the Compensation Committee did not consider it appropriate to include an equity component in our executive officers’ compensation prior to 2007.

Beginning in 2007, the Compensation Committee began incorporating long-term incentive equity grants as part of the compensation plan for our founders and our non-founder executive officers. Specifically, as our executive management team expanded beyond the founders to include a new President and Chief Operating

Officer and a new Chief Financial Officer, the Compensation Committee deemed it appropriate to include equity-based incentive awards as part of the overall compensation strategy for new executive hires. To determine appropriate levels of long-term equity-based compensation for our executives, the Compensation Committee conducted a process similar to its process for testing the appropriateness of our base salary program. It reviewed publicly-available information filed by similarly situated companies regarding new hire equity grants for senior executives while viewing such information in the context of our overall compensation philosophies and practices. For additional information on the long-term incentive equity grants awarded to our executive officers during 2007, see the Grants of Plan Based Awards table below.

As stated above, our long-term incentive programs have been and, in the future, will be structured to reinforce a long-term interest by the executive in our overall performance, thereby aligning the executive’s interests with those of our stockholders, all while considering the dilutive impact of these incentive programs on other stockholders. As described more fully in the Grants of Plan Based Awards table, our 2007 equity-based incentive awards contained both a stock option component as well as a restricted stock unit component.

Equity Grant Practices

Our equity grants are typically made at the first board meeting following an employee’s first day of service with us. Thereafter, we evaluate whether additional grants are appropriate for an employee on a case-by-case basis. All grants for employees and affiliated radiologists are approved by the Board of Directors, while all grants to members of the executive management team are approved by the Compensation Committee or by the independent members of the Board.

We determine the exercise price of our stock options and the fair value of our restricted stock unit awards based on the closing price of our common stock on the effective date of grant, which is typically established as the third trading day following the release of our annual or quarterly financial results. By establishing the effective date of grant in this manner, we ensure that all material information is reflected in our stock price before an exercise price is established or the value of a restricted stock grant is determined. We do not have any program, plan or practice to time equity grants to our employees, including our executives, in coordination with the release of material non-public information. We do not time, nor do we plan to time, the release of material non-public information for the purposes of affecting the value of executive compensation.

Ownership Guidelines

While we do not have share retention and ownership guidelines for executive officers, we believe that senior management should have an appropriate equity interest in order to align management’s interests with those of our stockholders.

We have not applied any formula or specific mathematical weights to the proportion of stock options or restricted stock units to be awarded to our executive officers. Instead, we exercise judgment and discretion in determining the appropriate mix of base salary, bonus and equity incentives. In determining an executive’s equity compensation, the Compensation Committee considers such officer’s other compensation and position, an evaluation of survey data for grants at similarly situated companies in our peer group, the number of shares of common stock reserved but un-issued under our 2006 Equity Incentive Plan and the total amount expected to be granted to all participants under the plan for the year.

Although we do not have specific share retention and ownership guidelines, our Insider Trading Policy does contain prohibitions on certain types of transactions in our common stock including the prohibition of any executive officer, employee or other service provider from engaging in transactions in publicly-traded options, such as puts and calls, and other derivative securities, including any hedging or similar transactions, with respect to our common stock.

Non-exclusive Participation

We believe that creating stockholder value requires not only managerial talent but active participation by all employees. In recognition of this, we try to minimize the number of compensation arrangements that are distinct or exclusive to executive officers. As discussed above, we provide each element of compensation to a broad base of full-time, exempt domestic employees and international employees and provide for broad-based employee participation in our annual discretionary cash-based bonus programs. Alongside the majority of our employees, our executive officers are eligible to participate in a tax-qualified, employee-funded 401(k) plan, as well as certain health benefits.

Termination and Change-in-Control Arrangements

We provide certain of our executive officers with agreements that provide for specified benefits upon a change-in-control of the Company or upon a termination without “cause” or a resignation for “good reason”, as those terms are defined in the executives’ employment arrangements. These arrangements are very useful tools that help the company recruit and retain key employees. Detailed information about these agreements, including a description of payout amounts under certain circumstances, is included in the tables and the supplemental information to those tables provided below.

Performance Based Compensation and Financial Restatement

To date, we have not experienced a financial restatement and have therefore not considered or implemented a policy regarding retroactive adjustments to any cash or equity based incentive compensation payments that were predicated upon the achievement of certain financial results that were subsequently the subject of a restatement.

Effect of Accounting and Tax Treatment on Compensation Decisions

In our review and establishment of compensation programs and payments, we consider, but do not place great emphasis on, the anticipated accounting and tax treatment of our compensation programs and payments on us and our executive officers. While we may consider accounting and tax treatment, these factors alone are not dispositive. Among other factors that receive greater consideration are the net costs to us and our ability to effectively administer executive compensation in the short and long-term interests of stockholders.

In general, we have determined that we will not necessarily seek to limit executive compensation that is deductible under Section 162(m). We monitor whether it might be in our best interest to comply with Section 162(m), but reserve the right to award future compensation which would not comply with the Section 162(m) requirements for non-deductibility if the Compensation Committee concludes that this is in our best interest. We seek to maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals and therefore the Compensation Committee has not adopted a policy requiring all compensation to be deductible. The Compensation Committee will continue to assess the impact of Section 162(m) on its compensation practices and determine what further action, if any, is appropriate.

Role of Executive Officers in Executive Compensation Decisions

The Compensation Committee generally seeks input from each of the executive officers when determining executive compensation. Although all deliberations and decisions regarding executive compensation are made without the presence of the executive management team, the Compensation Committee encourages a thoughtful and thorough conversation regarding the amount and composition of executive compensation and welcomes input from each member of the executive management team as well as other members of our Board.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis with management.

Based on the review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s proxy statement.

Compensation Committee

David J. Brophy, Chairman

Peter Y. Chung

Charles R. Bland

THE FOREGOING COMPENSATION COMMITTEE REPORT SHALL NOT BE DEEMED TO BE “SOLICITING MATERIAL” OR TO BE “FILED” WITH THE COMMISSION, NOR SHALL SUCH INFORMATION BE INCORPORATED BY REFERENCE INTO ANY PAST OR FUTURE FILING UNDER THE SECURITIES ACT OR THE EXCHANGE ACT, EXCEPT TO THE EXTENT WE SPECIFICALLY INCORPORATE IT BY REFERENCE INTO ANY SUCH FILING.

SUMMARY COMPENSATION TABLE

The following table sets forth information regarding compensation earned by our Chief Executive Officer, our Chief Financial Officer and our two other most highly compensated executive officers (collectively, the “Named Executive Officers”) during 2006 and 2007:

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Option Awards ($) (2)	Non-Stock Incentive Plan Compensation (3) ($)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Paul E. Berger, M.D. President and Chief Executive Officer	2007 2006	600,000 600,000	— —	559,331 —	52,540 —	— 462,225	—	—	1,211,871 1,062,225

Timothy M. Mayleben President & Chief Operating Officer	2007 2006	416,827 —	— —	606,211 —	1,513,948 —	— —	— —	— —	2,536,986 —

Jon D. Berger Senior Vice President Strategy & Business Development	2007 2006	350,000 350,000	— —	325,408 —	28,896 —	— 269,631	— —	— —	704,304 619,631

Christopher R. Huber (4) Chief Financial Officer	2007 2006	141,346 350,000	— —	14,345 —	28,896 —	— 269,631	— —	— —	184,587 619,631

Glenn R. Cole Chief Financial Officer	2007 2006	220,769 —	— —	275,868 —	521,605 —	— —	— —	— —	1,018,242 —

(1)	The value of the stock awards presented in this table equals the value of the award earned by such executive in 2007. The value earned by the executive in 2007 is equal to the expense amortized by the company for such grant during 2007, which is based upon the total value of the stock award at the date of grant. The value of each stock award was determined based upon the closing price of our common stock as reported by the Nasdaq Global Market on the effective date of grant. These amounts also include the fair value expensed by the company in 2007 of the restricted stock units granted in February 2008 in satisfaction of the amounts payable to our executive management under our 2007 performance-based incentive compensation plan. Award details are set forth below in our Grants of Plan-Based Awards table.
(2)	The value of the option awards presented in this table equals the value of the award earned by such executive in 2007. The value earned by the executive in 2007 is equal to the expense amortized for such grant during 2007, which is based upon the total value of the option award at the date of grant. The value of each option award was determined using a Black-Scholes model which is described more fully in Footnote 8 to our financial statements contained in our 2007 Annual Report on Form 10-K. The amounts indicated for Mr. Mayleben and Mr. Cole are relatively higher due to each individual’s initial option grant upon joining the company. Award details are set forth below in our Grants of Plan-Based Awards table.
(3)	The amounts in this column indicated as having been paid in 2006 were paid pursuant to our Performance-Based Cash Bonus Plan and were paid based upon our financial performance in 2006.
(4)	Mr. Huber served as our Chief Financial Officer through May 15, 2007.

Employment Agreement with our Chief Executive Officer

We are a party to an at-will employment agreement with Dr. Berger. Under the agreement, for each year of Dr. Berger’s employment, in addition to his base salary of $600,000 (which is subject to increase in the discretion of the Compensation Committee), Dr. Berger is eligible to receive incentive compensation and bonuses up to 100% of base salary, as our Compensation Committee may, in its discretion, determine to award him, and to which he may be entitled under the terms of any of our plans, programs or agreements in effect during the term of the agreement. Dr. Berger is also entitled to participate in all incentive compensation, retirement, supplemental retirement and deferred compensation plans, policies and arrangements that are provided generally to our other senior officers as may be determined at the discretion of our Board. As indicated in the Grants of Plan-Based Awards table below, Dr. Berger received $533,250 in incentive compensation, or 89% of the maximum amount Dr. Berger was eligible to receive under our performance-based incentive plan. As referenced above, the $533,250 payable to Dr. Berger was paid through a restricted stock unit grant covering 43,602 shares, which will vest at the one-year anniversary of the date of grant.

Employment Agreement with our former President & Chief Operating Officer

The company announced in February 2008 that Mr. Tim Mayleben would be leaving the company. However, during 2007, we were a party to an at-will employment agreement with Mr. Mayleben under which Mr. Mayleben was eligible to receive a base salary of $425,000 as well as annual incentive compensation of up to $375,000 under our 2007 performance-based incentive compensation plan. In addition, in connection with his employment and pursuant to his employment agreement, Mr. Mayleben was awarded an equity grant consisting of a grant of 25,000 restricted stock units and an option to purchase 325,000 shares of the Company’s common stock at an exercise price of $21.75, which was established as the fair market value on the effective date of the option grant. Finally, pursuant to his employment agreement and our employment policies, Mr. Mayleben was also entitled to participate in all incentive compensation, retirement, supplemental retirement and deferred compensation plans, policies and arrangements that were provided generally to our other senior officers. As indicated in the Grants of Plan-Based Awards table below, Mr. Mayleben received $333,281 in incentive compensation, or 89% of the maximum amount Mr. Mayleben was eligible to receive under our performance-based incentive plan. As referenced above, the $333,281 payable to Mr. Mayleben was paid through a restricted stock unit grant covering 27,252 shares, which was scheduled to vest at the one-year anniversary of the date of grant. Instead, in connection with Mr. Mayleben’s resignation, the vesting of this award accelerated in accordance with the provisions of Mr. Mayleben’s Employment Agreement. See Potential Payments Upon Termination or Change in Control on page 27 of this Proxy Statement for more information.

GRANTS OF PLAN-BASED AWARDS

The table below shows all plan-based awards that the Company made during 2007 to the Named Executive Officers:

			Estimated Future Payouts under Non-Equity Incentive Plan Awards			Estimated Future Payouts under Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#) (2)	Exercise or Base Price of Option Awards ($/Sh)		Grant Date Fair Value of Stock and Option Awards
Name	Grant Date		Threshold	Target	Maximum	Threshold	Target	Maximum
Paul E. Berger, M.D. President and Chief Executive Officer	3/30/07 2/21/07 2/21/07 2/19/08	(1) (1)	— — — —	— — — —	— — — —	— — — —	$300,000 — — —	$600,000 — — —	— — 4,598 43,602	— 12,387 — —	$	— 21.75 — —	$ $ $	— 269,417 100,007 533,250

Timothy M. Mayleben President & Chief Operating Officer	3/30/07 2/21/07 2/21/07 2/19/08	(1) (1)	— — — —	— — — —	— — — —	— — — —	$187,500 — — —	$375,000 — — —	— — 25,000 27,252	— 325,000 — —	$	— 21.75 — —	$ $ $	— 7,068,750 543,750 333,281

Jon D. Berger Senior Vice President Strategy & Business Development	3/30/07 2/21/07 2/21/07 2/19/08	(1) (1)	— — — —	— — — —	— — — —	— — — —	$175,000 — — —	$350,000 — — —	— — 2,529 25,435	— 6,813 — —	$	— 21.75 — —	$ $ $	— 148,183 55,006 311,063

Christopher R. Huber Chief Financial Officer	3/30/07 2/21/07 2/21/07		— — — —	— — — —	— — — —	— — — —	$175,000 — — —	$350,000 — — —	— — 2,529 —	— 6,813 — —	$	— 21.75 — —	$ $	— 148,183 55,006 —

Glenn R. Cole Chief Financial Officer	5/1/07 5/7/07 5/7/07 2/19/08	(1) (1)	— — — —	— — — —	— — — —	— — — —	$116,667 — — —	$233,334 — — —	— — 10,000 16,957	— 170,000 — —	$	— 17.74 — —	$ $ $	— 3,015,800 177,400 207,375

(1)	Equity Incentive Plan Awards. When adopted by the Compensation Committee on March 30, 2007, the performance-based incentive program was initially adopted to be satisfied with cash payments pursuant to the formulas described above under the heading “2007 Performance-Based Incentive program.” However, in February 2008, the Compensation Committee amended the 2007 Performance-Based Incentive program to allow for payment of these amounts in the form of equity awards in lieu of cash in order to more fully align management’s interests with the interests of the shareholders. The amounts reported in these columns represent the threshold (0%), target (50%) and maximum (100%) amounts of the incentive compensation amounts that were payable to our Named Executive Officers for 2007 performance under the Company’s 2007 performance-based incentive program. The 2007 performance-based incentive program is described in greater detail in the Compensation Discussion & Analysis above. Awards for 2007 performance paid out in February 2008 at 89% of the maximum amounts reported in the table, and were satisfied through the issuance of restricted stock units on February 19, 2008. Thus, in the table above, the amounts indicated as “Estimated Future Payouts under Equity Incentive Plan Awards” have already been satisfied by the grants listed for each individual as having been granted on February 19, 2008.
(2)	The option awards for Mr. Mayleben and Mr. Cole are relatively higher than other awards presented because these awards represent the first equity awards granted to members of the executive team that were not part of the original founding group. As such, as part of Mr. Mayleben’s and Mr. Cole’s initial hiring, each was awarded the options listed in this column.

Outstanding Equity Awards At Fiscal Year-End

This table shows the equity awards that have been previously awarded to each of the Named Executive Officers and which remained outstanding as of December 31, 2007.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)		Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
(a)	(b)	(c)	(d)	(e)		(f)	(g)	(h)	(i)	(j)
Paul E. Berger, M.D. President and Chief Executive Officer	—	12,387	—		$21.75	2/21/2017	4,598	96,788	—	—

Timothy M. Mayleben President & Chief Operating Officer	— 32,999	325,000 3,001	— —	$ $	21.75 3.63	1/8/2017 3/22/2015	25,000	526,250	—	—

Jon D. Berger Senior Vice President Strategy & Business Development	—	6,813	—		$21.75	2/21/2017	2,529	53,235	—	—

Christopher R. Huber (2) Chief Financial Officer	—	—	—		—	—	—	—	—	—

Glenn R. Cole Chief Financial Officer	—	170,000	—		$17.74	5/1/2017	10,000	210,500	—	—

(1)	The option awards for Mr. Mayleben and Mr. Cole are relatively higher than other awards presented because these awards represent the first equity awards granted to members of the executive team that were not part of the original founding group. As such, as part of Mr. Mayleben’s and Mr. Cole’s initial hiring, each was awarded the options listed in this column.
(2)	Mr. Huber resigned effective May 15, 2007 and held no Equity Awards at December 31, 2007.

Option Exercises and Stock Vested

As of December 31, 2007, none of our executive officers held any vested option or stock or awards nor had any of our executive officers exercised any stock or option awards.

Pension Benefits

None of our Named Executive Officers participate in or have account balances in qualified or non-qualified defined benefit plans sponsored by us. The Compensation Committee may elect to adopt qualified or non-qualified defined benefit plans if the Compensation Committee determines that doing so is in our best interests.

Nonqualified Deferred Compensation

None of our Named Executive Officers participate in or have account balances in non-qualified defined contribution plans or other deferred compensation plans maintained by us. The Compensation Committee may elect to provide our officers and other employees with non-qualified defined contribution or deferred compensation benefits if the Compensation Committee determines that doing so is in our best interests.

Potential Payments Upon Termination or Change in Control

The following summary sets forth potential payments payable to our chief executive officer upon termination of employment under his current employment agreement and our other compensation programs. The Compensation Committee and our chief executive officer may agree to revise or amend these benefits in the future.

Paul E. Berger, M.D.

We have entered into an employment agreement with our chief executive officer, Dr. Paul Berger, pursuant to which we may terminate Dr. Berger’s employment if Dr. Berger breaches his duty of loyalty or engages in any acts of dishonesty or fraud with respect to us, commits a felony or any crime involving dishonesty, breach of trust, or physical or emotional harm to any person, breaches any material term of his employment agreement, reports to work under the influence of alcohol or illegal drugs, the use of illegal drugs or other repeated conduct causing us substantial public disgrace, disrepute or economic harm, substantial and repeated failure to perform his duties or gross negligence or willful misconduct with respect to us (“Cause”). In addition, we may terminate the agreement in the event of Dr. Berger’s death or if Dr. Berger suffers any permanent mental or physical disability or other incapacity. Dr. Berger may terminate his employment agreement for “Good Reason” if, without his consent, we materially reduce Dr. Berger’s base salary or if we materially reduce his responsibilities.

Termination by Us (other than for Cause, Death or Disability) or Termination by Dr. Berger for Good Reason. If Dr. Berger is terminated for any reason other than death, disability or Cause, or if Dr. Berger terminates his employment for Good Reason, he is entitled to receive (less applicable withholding taxes):

•	an amount equal to his base salary for a period of 12 months following the date of termination,

•	amounts due under any bonus plan in which Dr. Berger is a participant, pro-rated for the period of the calendar year in which Dr. Berger was employed, and

•	continuation of insurance coverage for 12 months following termination.

Termination for Death or Disability. If Dr. Berger’s employment is terminated as a result of his death or permanent disability, Dr. Berger (or his estate) is entitled to receive all amounts then due and owing through the date of termination, plus any amounts due under any bonus plan in which Dr. Berger was a participant during his employment, pro-rated for the period of the calendar year in which Dr. Berger was employed.

Termination by Us for Cause or By Dr. Berger other than for Good Reason. Upon termination for any other reason, Dr. Berger is not entitled to any payment or benefit other than the payment of unpaid salary. For equity awards held by Dr. Berger, upon termination of his employment, pursuant to our 2006 Equity Incentive Plan, Dr. Berger will forfeit any outstanding awards except that he will have 90 days following termination of employment to exercise any vested options.

Assuming Dr. Berger’s employment was terminated under each of these circumstances on December 31, 2007, such payments and benefits have an estimated value of:

	Cash Severance (1)	Bonus (2)	Medical Continuation (3)	Death Benefits	Disability Benefits	Value of Accelerated Equity and Performance Value	Total
Without Cause or For Good Reason	$600,000	$533,250	$4,800	—	—	—	$1,138,050
Death	—	—	—	—	—	—	—
Disability	—	—	—	—	—	—	—

(1)

Dr. Berger’s employment agreement provides that he will be paid an amount equal to his base salary for a period of 12 months following the date of termination in the event (i) the company terminates his employment without Cause or (ii) if Dr. Berger terminates his employment for Good Reason. This amount will be paid ratably over the 12 month-period in accordance with the Company’s pay practices.
(2)	This amount represents the amount payable to Dr. Berger pursuant to the performance-based incentive plan for performance in 2007. The amount was actually paid to Dr. Berger pursuant to a restricted stock unit grant on February 19, 2008 covering 43,602 shares of the company’s common stock that will vest on February 19, 2009.
(3)	This amount represents an estimate of the premiums that would be paid on behalf of Dr. Berger for continued medical coverage under COBRA.

Timothy M. Mayleben

In February 2008, we announced that Mr. Timothy Mayleben, our former President & Chief Operating Officer was leaving the company. In connection with Mr. Mayleben’s resignation, our Board of Directors concluded that Mr. Mayleben’s resignation was for “Good Reason” as defined in his employment agreement. As a result, pursuant to his employment agreement, Mr. Mayleben is eligible to receive the following amounts as severance compensation (less applicable withholding taxes):

•	an amount equal to his base salary for a period of 12 months following February 29, 2008;

•	amounts due under our 2008 performance-based incentive plan, pro-rated through February 29, 2008;

•	continuation of insurance coverage for 12 months following February 29, 2008; and

•	twelve months of accelerated vesting on his equity awards.

A summary of the severance payments payable to Mr. Mayleben have the following estimated values:

	Cash Severance (1)	Bonus (2)	Medical Continuation (3)	Death Benefits	Disability Benefits	Value of Accelerated Equity and Performance Value (4)	Total
Resignation For Good Reason	$425,000	$36,000	$13,200	—	—	$405,432	$879,632

(1)	As indicated above, Mr. Mayleben’s employment agreement provides that he will be paid an amount equal to his base salary for a period of 12 months following the date of resignation for Good Reason. This amount will be paid ratably over the 12 month-period in accordance with the company’s pay practices.
(2)	This amount represents an estimate of the pro rata amount of the 2008 bonus that Mr. Mayleben will be eligible to receive.
(3)	This amount represents an estimate of the premiums that will be paid on behalf of Mr. Mayleben for continued medical coverage under COBRA.
(4)	This amount includes the acceleration of the vesting of the restricted stock unit grant covering 27,252 shares of the company’s common stock granted to Mr. Mayleben to satisfy the amounts earned by Mr. Mayleben under our performance-based incentive program for 2007. It also includes the acceleration of 8,250 shares of common stock subject to a restricted stock unit grant awarded to Mr. Mayleben in February 2007. This amount does not include any additional shares that accelerated under Mr. Mayleben’s outstanding option grants, as such grants have an exercise price that exceeds the market value of our common stock. The value is determined using the market price of our common stock on February 29, 2008, Mr. Mayleben’s last day with the company.

Glenn R. Cole

In February 2008, we announced that Mr. Glenn Cole, our Senior Vice President & Chief Financial Officer would be resigning on or about May 1, 2008 but would continue to serve in his current capacity until such resignation. In connection with Mr. Cole’s resignation, if our Board of Directors concludes that Mr. Cole’s resignation is for “Good Reason” as defined in his offer letter, Mr. Cole will be eligible to receive the following amounts as severance compensation (less applicable withholding taxes):

•	an amount equal to his base salary for a period of 12 months following May 1, 2008; and

•	continuation of insurance coverage for 12 months following March 1, 2008.

•	twelve months of accelerated vesting on the restricted stock unit grant covering 16,957 shares of the company’s common stock granted to Mr. Cole on February 19, 2008.

A summary of the severance payments payable to Mr. Cole have the following estimated values:

	Cash Severance (1)	Bonus	Medical Continuation (2)	Death Benefits	Disability Benefits	Value of Accelerated Equity and Performance Value (3)	Total
Resignation For Good Reason	$350,000	$—	$13,200	—	—	$356,945	$720,145

(1)	As indicated above, Mr. Cole’s offer letter provides that he will be paid an amount equal to his base salary for a period of 12 months following the date of resignation for Good Reason. If paid, this amount would be paid ratably over 12 months in accordance with the company’s pay practices.
(2)	This amount represents an estimate of the premiums that will be paid on behalf of Mr. Cole for continued medical coverage under COBRA.
(3)	This amount represents the acceleration of the vesting of the restricted stock unit grant covering 16,957 shares of the company’s common stock granted to Mr. Cole to satisfy the amounts earned by Mr. Cole under our performance-based incentive program for 2007. The value is determined assuming a market price of our common stock on May 1, 2008 that is equal to the closing market price of our stock on December 31, 2007.

DIRECTOR COMPENSATION

The following table sets forth a summary of the compensation we paid to our non-employee directors in 2007:

Name	Year	Fees Earned or Paid in Cash	Stock Awards (1)(2)	Option Awards (3)(4)	Non-Stock Incentive Plan Compensation	Change in Pension Value and Non-Qualified Deferred Compensation Earnings	All Other Compensation	Total
Peter Y. Chung	2007	$36,960	—	$59,845	—	—	—	$96,805
David J. Brophy	2007	$36,238	—	$59,845	—	—	—	$96,083
Ernest G. Ludy	2007	$27,500	$106,429	$65,394	—	—	—	$199,323
Charles R. Bland	2007	$38,499	—	$81,052	—	—	—	$119,551

(1)	The stock awards listed in this table were granted in the form of restricted stock units. In connection with Mr. Ludy’s appointment to the Board of Directors in June of 2006, Mr. Ludy was awarded a restricted stock unit grant covering 10,061 shares of the company’s common stock. The total value of this award on the date of grant was $200,000, which was determined based upon the closing price of our common stock as reported by the Nasdaq Global Market on the effective date of grant. The value of the stock award presented in this table equals the value of the award earned by Mr. Ludy in 2007. The value is based upon the expense amortized for such grant during 2007.
(2)	There were no outstanding stock awards held by any of our directors as of December 31, 2007.
(3)	The value of the option awards presented in this table equals the value of the award earned by such director in 2007. The value is based upon the expense amortized for such grant during 2007, which is based upon the total value of the option award at the date of grant. The value of the option award was determined using a Black-Scholes model which is described more fully in Footnote 8 to our financial statements contained in our 2007 Annual Report on Form 10-K.
(4)	The following option awards were outstanding as of December 31, 2007:

Name	Year of Grant	Shares Subject to Outstanding Option Award	Exercise Price
Peter Y. Chung	2004 2007	36,000 21,603	$ $	1.56 17.70
David J. Brophy	2004 2007	36,000 21,603	$ $	1.56 17.70
Ernest G. Ludy	2007	21,603		$17.70
Charles R. Bland (a)	2007	28,739		$17.74

(a)	Mr. Bland’s option grant in 2007 represented his initial option grant upon joining the Board of Directors.

Additional Information Regarding Our Board of Directors Compensation Policies

In February 2007, the non-interested members of our board of directors adopted a compensation program for outside directors. Pursuant to this program, each non-employee director will receive the following equity and cash compensation for board services, as applicable:

Equity Compensation:

•

Initial Equity Grant. Upon joining the board, each outside director will receive an initial option grant to purchase shares of the Company’s common stock with an option value equal to approximately $200,000 (with the number of shares and the exercise price to be determined in accordance with the

Company’s option grant policies). This initial option grant will vest over three years, subject to the outside director continuing his or her service on such dates.

•

Annual Equity Grant. At each annual meeting after the first year of service on the board, each outside director will receive an additional option grant anticipated to be valued at approximately $125,000 (with the number of shares and the exercise price to be determined in accordance with the Company’s option grant policies). This annual option grant will vest over three years, subject to the outside director continuing his or her service on such dates.

Cash Compensation:

•	Quarterly Cash Compensation. Each outside director will receive $4,000 per quarter for service as a director.

•

Meeting Attendance. Each outside director will receive $1,000 for each board meeting attended in person ($500 for meetings attended by telephone) and $1,000 for each committee meeting attended in person ($500 for meetings attended by telephone).

•

Compensation for Committee Chairs. In addition to the amounts described above, the chairman of the Audit Committee will receive $5,000 per quarter; the chairman of the Compensation Committee will receive $1,000 per quarter; and the chairman of the Nominating and Governance Committee will receive $1,000 per quarter.

In the event of certain change of control transactions, including our merger with or into another corporation or the sale of substantially all of our assets, the vesting of all shares subject to the equity grants described above will accelerate fully.

COMPENSATION COMMITTEE POLICIES AND PROCEDURES

The Compensation Committee of the Board of Directors currently consists of three members, each of whom meets the independence requirements of the listing standards of the Nasdaq Global Market and the outside director definition of Section 162(m) of the Internal Revenue Code of 1986, as amended. The roles and responsibilities of the Compensation Committee of our Board of Directors are set forth in the Charter of the Compensation Committee, which can be accessed at our website, www.nighthawkrad.net, under the heading Investor Relations. The Compensation Committee is charged with:

•

Annually reviewing and approving the compensation arrangements for our chief executive officer and the other senior executive officers, including: (a) the annual base salary, (b) the annual incentive bonus, including the specific goals and amount, (c) equity compensation, if any (d) employment agreements, severance arrangements, and change in control agreements/provisions, and (e) any other benefits, compensation, or arrangements.

•	Making recommendations to the Board with respect to incentive compensation plans.

•	Making recommendations to the Board with respect to outside director compensation.

Participation by Executive Management. The Compensation Committee generally seeks input from each of the executive officers when determining executive compensation. Although all deliberations and decisions regarding executive compensation are made without the presence of the executive management team, the Compensation Committee encourages a thoughtful and robust conversation regarding the amount and composition of executive compensation and welcomes input from each member of the executive management team.

Role of Compensation Consultants. In its ongoing deliberations regarding executive compensation, the Compensation Committee has in past years retained the consulting firm of Pearl Meyer & Partners to independently develop a competitive peer group and perform analyses of competitive performance and compensation levels. The role of the consulting group was limited to data gathering and analysis. The Compensation Committee did not engage any outside compensation consultants during 2007.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We describe below transactions and series of similar transactions, during 2007, to which we were a party or will be a party, in which:

•	the amounts involved exceeded or will exceed $120,000, and

•	a director, executive officer, holder of more than 5% of our common stock or any member of their immediate family had or will have a direct or indirect material interest.

We also describe below certain other transactions with our directors, executive officers and stockholders.

It is our policy that all related party transactions in which the value of the transaction exceeds $10,000 be approved by either our Audit Committee or a majority of the disinterested members of our Board. We did not enter into any related party transaction in 2007 in which this policy was not followed.

Employment Arrangements and Indemnification Agreements

We have entered into employment arrangements with certain of our executive officers. See “Grants of Plan-Based Awards—Potential Payments upon Termination or Change in Control.”

We have also entered into indemnification agreements with each of our directors and executive officers. Our certificate of incorporation contains provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for:

•	any breach of the director’s duty of loyalty to us or our stockholders,

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law,

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law, or

•	any transaction from which the director derived an improper personal benefit.

Our certificate of incorporation provides that we are required to indemnify our directors and our bylaws provide that we are required to indemnify our directors and officers, in each case to the fullest extent permitted by Delaware law. Our bylaws also provide that we shall advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding, and permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in that capacity regardless of whether we would otherwise be permitted to indemnify him or her under the provisions of Delaware law. We have entered and expect to continue to enter into agreements to indemnify our directors, executive officers and other employees as determined by the board of directors. With certain exceptions, these agreements provide for indemnification for related expenses including, among other things, attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding. We believe that these bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers. We also maintain directors’ and officers’ liability insurance.

The limitation of liability and indemnification provisions in our certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions. At present, there is no pending litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought, and we are not aware of any threatened litigation that may result in claims for indemnification.

Board Advisor Agreement

In June 2006, upon Dr. Bradley’s resignation from our Board, we entered into a Board Advisor Agreement with Dr. Bradley to provide the board with his advice and expertise. We compensate Dr. Bradley at the same rate as the members of our Board. In addition, by continuing to serve in this role, Dr. Bradley continues his status as a service provider and continues his vesting in the options that were granted to him when he became a member of our Board.

Family Relationships

Dr. Paul E. Berger, our Director, President and Chief Executive Officer, is the father of Jon Berger, our director and Vice President of Strategy and Business Development, and Scott Berger, who has served as our Director of Technology Development since June 2003. Scott Berger received compensation of $172,226 in 2007. Scott Berger was also granted an option to purchase 43,000 shares of our common stock at an exercise price of $21.75 in February 2007 and a restricted stock unit grant covering 1,402 shares of our common stock on February 19, 2008. In addition, Dr. Berger’s son-in-law, Mark Kettell, has served as our Manager of Implementations since June 2003. Mr. Kettell received compensation of $89,416 in 2007. Mr. Kettell was also granted an option to purchase 12,500 shares of our common stock at an exercise price of $21.75 in February 2007.

VOTING SECURITIES AND PRINCIPAL HOLDERS

The following table sets forth the beneficial ownership of our common stock as of March 5, 2008 by:

•	Each person who we know beneficially owns more than five percent of our common stock,

•	Each of our directors,

•	Each of our Named Executive Officers, and

•	All of our directors and executive officers as a group.

We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws.

This table lists applicable percentage ownership based on 30,622,285 shares of common stock outstanding as of March 5, 2008. Options to purchase shares of our common stock that are exercisable within 60 days of March 5, 2008 are deemed to be beneficially owned by the persons holding these options for the purpose of computing the number of shares owned by, and percentage ownership of, that person, but are not treated as outstanding for the purpose of computing any other person’s number of shares owned or ownership percentage.

Unless otherwise indicated, the address for each stockholder listed on this table is c/o NightHawk Radiology Holdings, Inc., 250 Northwest Blvd., #202, Coeur d’Alene, Idaho 83814.

	Shares Beneficially Owned
Name of Beneficial Owner	Number	Percentage
5% Stockholders: (1)
FMR Corp. and its affiliates (2) 82 Devonshire Street Boston, MA 02109	3,242,210	10.6%

T. Rowe Price Associates, Inc. and its affiliates (3) 100 E. Pratt Street, 9th Floor Baltimore, MD 21202	2,679,300	8.8%

BAMCO, Inc. and its affiliates (4) 767 Fifth Avenue New York, NY 10153	2,553,257	8.3%

Transamerica Investment Management, LLC (5) 11111 Santa Monica Blvd., Ste. 820 Los Angeles, CA 90025	1,762,506	5.8%

Wasatch Advisors, Inc.(6) 150 Social Hall Avenue Salt Lake City, UT 84111	1,630,970	5.3%

Directors and Executive Officers:
Paul E. Berger, M.D (7)	3,595,857	11.7%
Jon D. Berger (8)	1,564,280	5.1%
David J. Brophy (9)	40,165	*
Peter Y. Chung (10)	36,000	*
Timothy M. Mayleben (11)	313,560	1.0%
Ernest G. Ludy	10,061	*
Charles R. Bland (12)	10,378	*
Glenn Cole (13)	60,000	*
Christopher R. Huber	—	—
All executive officers and directors as a group (eight persons) (9)	5,630,301	17.8%

*	Less than one percent.
(1)	Dr. Paul Berger and Mr. Jon Berger are also holders of greater than five percent of our outstanding shares of common stock.

(2)	Based solely on a Schedule 13G filed by FMR Corp. with the Securities and Exchange Commission on February 14, 2008.
(3)	Based solely on a Schedule 13G filed by T. Rowe Price Associates, Inc. with the Securities and Exchange Commission on February 12, 2008.
(4)	Based solely on a Schedule 13G filed by BAMCO, Inc. with the Securities and Exchange Commission on February 14, 2008.
(5)	Based solely on a Schedule 13G filed by Transamerica Investment Management, LLC with the Securities and Exchange Commission on February 14, 2008.
(6)	Based solely on a Schedule 13G filed by Wasatch Advisors, Inc. with the Securities and Exchange Commission on February 14, 2008.
(7)	Includes 2,591,040 shares held by Dr. Berger, 1,000,000 shares held by an annuity trust established by Dr. Berger and options exercisable for 4,817 shares of common stock within 60 days of March 5, 2008.
(8)	Includes 726,196 shares beneficially held by Mr. Berger, 835,434 shares held by an annuity trust established by Mr. Berger and options exercisable for 2,650 shares of common stock within 60 days of March 5, 2008.
(9)	Includes 4,165 shares held by Dr. Brophy and options exercisable for 36,000 shares of common stock within 60 days of March 5, 2008.
(10)	Includes options exercisable for 36,000 shares of common stock within 60 days of March 5, 2008.
(11)	Includes 52,167 shares held by Mr. Mayleben and options exercisable for 261,393 shares of common stock within 60 days of March 5, 2008.
(12)	Includes options exercisable for 10,378 shares of common stock within 60 days of March 5, 2008.
(13)	Includes options exercisable for 56,667 shares of common stock within 60 days of March 5, 2008 and a restricted stock unit award covering 3,333 shares of common stock that will vest within 60 days of March 5, 2008.

PROPOSAL II

RATIFICATION OF APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has appointed, subject to ratification by our stockholders, Deloitte & Touche LLP, as independent registered public accounting firm, to audit our books, records and accounts for the current fiscal year ending December 31, 2008. Deloitte & Touche has audited our financial statements beginning with the year ended December 31, 2003.

A representative of Deloitte & Touche is scheduled to be present at our 2008 Annual Meeting of Stockholders and will be available to make a statement or answer any questions.

Fees Paid to Deloitte & Touche LLP

The following table sets forth the costs incurred by the Company for services provided by Deloitte & Touche LLP, the Company’s independent registered public accounting firm, for the years ended December 31, 2007 and December 31, 2006.

	Year Ended December 31,
Fee Category	2007	2006
Audit Fees	$835,086	$454,819
Audit-Related Fees	—	—
Tax Fees	128,576	85,641
All Other Fees	1,500	1,500
Total Fees	$965,162	$541,960

Audit Fees. Consists of fees billed for professional services rendered in connection with the audit of our consolidated financial statements, review of the interim consolidated financial statements included in our quarterly reports and services that are normally provided by Deloitte & Touche LLP in connection with statutory and regulatory filings or engagements and includes accounting services in connection with securities offerings.

Tax Fees. Consists of fees billed for professional services for tax compliance, tax advice and tax planning. These services include assistance regarding federal, state and international tax compliance, tax audit defense, customs and duties, mergers and acquisitions, divestitures and international tax planning.

All Other Fees. Consists of fees for user access to Deloitte & Touche LLP’s accounting research tool.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

The Audit Committee’s policy is to pre-approve all services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. The Audit Committee may also pre-approve particular services on a case-by-case basis. The independent registered public accounting firm is required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with such pre-approval. The Audit Committee may also delegate pre-approval authority to one of its members. Such members(s) must report any such pre-approval to the Audit Committee at the next scheduled meeting.

Your Board Recommends That Stockholders

Vote FOR The Ratification Of Appointment Of Deloitte & Touche LLP As The Company’s Independent Registered Public Accounting Firm (Independent Auditors).

2007 REPORT OF THE AUDIT COMMITTEE

In connection with the financial statements for the fiscal year ended December 31, 2007, the Audit Committee has:

(1) reviewed and discussed the audited financial statements with management,

(2) discussed with Deloitte & Touche LLP, the Company’s independent registered public accounting firm (the “Auditors”), the matters required to be discussed by Statement on Auditing Standards No. 61, as amended and

(3) received the written disclosure and letter from the Auditors the matters required by Independence Standards Board Standard No. 1 and has discussed with the independent account the independent accountant’s independence.

Based upon these reviews and discussions, the Audit Committee recommended to the Board that the Company’s audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2007, filed with the Securities and Exchange Commission. The Board has approved this inclusion.

Respectfully submitted,

AUDIT COMMITTEE

Charles R. Bland

David J. Brophy, Ph.D.

Ernest G. Ludy

THE FOREGOING AUDIT COMMITTEE REPORT SHALL NOT BE DEEMED TO BE “SOLICITING MATERIAL” OR TO BE “FILED” WITH THE COMMISSION, NOR SHALL SUCH INFORMATION BE INCORPORATED BY REFERENCE INTO ANY PAST OR FUTURE FILING UNDER THE SECURITIES ACT OR THE EXCHANGE ACT, EXCEPT TO THE EXTENT WE SPECIFICALLY INCORPORATE IT BY REFERENCE INTO ANY SUCH FILING.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our officers and directors, and persons who beneficially own more than 10% of a registered class of our equity securities, to file reports of ownership on Form 3 and changes in ownership on Form 4 or Form 5 with the Commission. Such officers, directors and 10% stockholders are also required by Commission rules to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of the copies of such forms we received, we believe that, during the fiscal year ended December 31, 2007, all Section 16(a) filing requirements applicable to our officers, directors and 10% stockholders were satisfied.

STOCKHOLDER PROPOSALS FOR THE 2009 ANNUAL MEETING OF STOCKHOLDERS

If any stockholder intends to present a proposal to be considered for inclusion in the Company’s proxy material in connection with the 2009 Annual Meeting of Stockholders, the proposal must be in proper form (per SEC Regulation 14A, Rule 14a-8 – Stockholder Proposals) and received by the Secretary of the Company on or before November 14, 2008.

OTHER MATTERS

The Board is not aware of any other matters to be presented at the Annual Meeting. If any other matter should properly come before the Annual Meeting, however, the enclosed Proxy Card confers discretionary authority with respect to such matter.

By Order of the Board of Directors,

Paul E. Cartee

Vice President, General Counsel and Secretary

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

NIGHTHAWK RADIOLOGY HOLDINGS, INC.

The undersigned hereby appoints Dr. Paul E. Berger and Mr. Paul E. Cartee, Esq., and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of NightHawk Radiology Holdings, Inc. Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of the Company to be held April 22, 2008, or any adjournment thereof, with all powers which the undersigned would possess if present at the Meeting.

(Continued, and to be marked, dated and signed, on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

FOLD AND DETACH HERE

You can now access your NightHawk Radiology account online.

Access your NightHawk Radiology Holdings, Inc. stockholder account online via Investor ServiceDirect® (ISD).

The transfer agent for NightHawk Radiology Holdings, Inc., now makes it easy and convenient to get current information on your shareholder account.

• View account status

• View certificate history

• View book-entry information

• View payment history for dividends

• Make address changes

• Obtain a duplicate 1099 tax form

• Establish/change your PIN

Visit us on the web at http://www.bnymellon.com/shareowner

For Technical Assistance Call 1-877-978-7778 between 9am-7pm Monday-Friday Eastern Time

****TRY IT OUT****

www.bnymellon.com/shareowner/isd

Investor ServiceDirect®

Available 24 hours per day, 7 days per week

TOLL FREE NUMBER: 1-800-370-1163

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE PROPOSALS

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

Mark Here for Address Change or Comments

PLEASE SEE REVERSE SIDE

The Board of Directors recommends a vote FOR Items 1 and 2.

FOR

WITHHELD

FOR ALL

1. Election of Class I Directors Nominees:

01 Jon D. Berger

02 Peter Y. Chung

Withheld for the nominees you list below: (Write that nominee’s name in the space provided below.)

FOR AGAINST ABSTAIN

2. APPOINTMENT OF INDEPENDENT ACCOUNTANTS

WILL ATTEND

If you plan to attend the Annual Meeting, please mark the WILL ATTEND box

IMPORTANT — PLEASE SIGN AND RETURN PROMPTLY.

Signature Signature Date , 2008

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

FOLD AND DETACH HERE

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING, BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET http://www.proxyvoting.com/nhwk

Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.

OR

TELEPHONE 1-866-540-5760

Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card. To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.

You can view the Annual Report and Proxy Statement on the internet at www.nighthawkrad.net